Exhibit 12(e)

                       Entergy New Orleans, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
 Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

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

                                                              1992      1993      1994      1995      1996      1997

Fixed charges, as defined:
  Total Interest                                               25,224    21,092    18,272    17,802    16,304    15,287
  Interest applicable to rentals                                  444       544     1,245       916       831       911
                                                              ---------------------------------------------------------
Total fixed charges, as defined                                25,668    21,636    19,517    18,718    17,135    16,198

Preferred dividends, as defined (a)                             3,214     2,952     2,071     1,964     1,549     1,723
                                                              ---------------------------------------------------------
Combined fixed charges and preferred dividends, as defined    $28,882   $24,588   $21,588   $20,682   $18,684   $17,921
                                                              =========================================================
Earnings as defined:

  Net Income                                                  $26,424   $47,709   $13,211   $34,386   $26,776   $15,451
  Add:
    Provision for income taxes:
     Total                                                     16,065    31,938     4,600    20,467    16,216    12,142
    Fixed charges as above                                     25,668    21,636    19,517    18,718    17,135    16,198
                                                              ---------------------------------------------------------
Total earnings, as defined                                    $68,157  $101,283   $37,328   $73,571   $60,127   $43,791
                                                              =========================================================
Ratio of earnings to fixed charges, as defined                   2.66      4.68      1.91      3.93      3.51      2.70
                                                              =========================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.36      4.12      1.73      3.56      3.22      2.44
                                                              =========================================================

------------------------
 (a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

 (b) Earnings for the twelve months ended December 31, 1991 include the $90 million effect of the
     1991 NOPSI Settlement.

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